Exhibit 10.1

WHEREVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AGREEMENT

BETWEEN

AMERSHAM HEALTH AS

(Enterprise No. NO 914 829 674 MVA)

AND

Organichem Corporation

For Supply of : ABA

CONFIDENTIAL TREATMENT REQUESTED

CONTENTS:

1	DEFINITIONS

1.1	THE TERM BUYER SHALL MEAN AMERSHAM HEALTH AS
1.2	THE TERM SELLER SHALL MEAN ORGANICHEM CORPORATION
1.3	THE TERM PRODUCT SHALL MEAN AMINOBISAMIDE HCL (“ABA”) MEETING THE SPECIFICATIONS SET FORTH IN EXHIBIT A

2	TERM AND TERMINATION

2.1	TERMINATION OF PRIOR AGREEMENT
2.2	TERM
2.3	TERMINATION OF AGREEMENT
2.4	EFFECT OF TERMINATION
2.5	SURVIVAL

3	PRODUCTS AND PRICES

3.1	SPECIFICATIONS
3.2	PRODUCTION SITE
3.3	PRICES AND QUANTITIES
	3.3.1	Buyer’s Obligation to Purchase
	3.3.2	Independent Audit
	3.3.3	Seller’s Obligation to Manufacture
3.4	INFLATION ADJUSTMENT

4	DELIVERY TERMS

4.1	DELIVERY OF PRODUCTS
4.2	REJECTIONS
4.3	INSPECTION AND REJECTION
4.4	QUALITY ASSURANCE

5	TERMS OF PAYMENT

6	FORECASTS AND INVENTORY

6.1	FORECASTS
6.2	SAFETY INVENTORY

7	PACKAGING

8	TECHNICAL SUPPORT

9	MEETINGS AND REPORTING

9.1	MEETINGS
9.2	REPORTING

10	INDEMNIFICATION

10.1	INDEMNIFICATION BY SELLER
10.2	INDEMNITY BY BUYER
10.3	ASSERTION OF CLAIMS

11	WARRANTIES

12	GENERAL PROVISIONS

12.1	ENTIRE AGREEMENT
12.2	WAIVERS
12.3	COMPLIANCE

13	CRISES MANAGMENT

13.1	COMMUNICATIONS
13.2	BUSINESS CONTINGENCY PLAN (“BCP”)

14	OTHER TERMS

14.1	BUYER’S PROPERTY
14.2	SELLER’S INFORMATION
14.3	BUYER’S INFORMATION
14.4	IMPORT/EXPORT COMPLIANCE
14.5	COUNTRY OF ORIGIN
14.6	CUSTOMS-TRADE PARTNERSHIP AGAINST TERRORISM
14.7	HEALTH AND SAFETY
14.8	AUDIT RIGHTS
14.9	INTELLECTUAL PROPERTY
14.10	PUBLICITY
14.11	INSURANCE
14.12	DISPUTE RESOLUTION
14.13	GOVERNING LAW
14.14	LIMITATION OF DAMAGES
14.15	REMEDIES
14.16	COUNTERPARTS
14.17	RELATIONSHIP
14.18	PUBLICITY
14.19	SEVERABILITY
14.20	ASSIGNMENT
14.21	HEADINGS
14.22	FORCE MAJEURE
14.23	CURRENCY

15	SIGNATURE AND APPROVAL

THIS SUPPLY AGREEMENT, executed on August 31st. 2005 (the “Effective Date”) between AMERSHAM HEALTH AS, a Norwegian company (“Buyer”) and ORGANICHEM CORPORATION, a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Buyer and Seller desire to terminate and replace the Product Supply Agreement dated December 21, 1999 with a new agreement; and

WHEREAS, Buyer desires to purchase and receive Product (as herein defined) from Seller;

WHEREAS, Seller agrees to manufacture, sell and deliver to Buyer the Product on the terms and conditions set forth in this Agreement; and

WHEREAS, Seller has the requisite experience and resources to manufacture and deliver the Product,

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in this Agreement, Buyer and Seller hereby agree as follows:

1                 DEFINITIONS

1.1       The term Buyer shall mean Amersham Health AS.

1.2       The term Seller shall mean Organichem Corporation.

1.3       The term Product shall mean Aminobisamide HCl (“ABA”) meeting the specifications set forth in Exhibit A.

2                 TERM AND TERMINATION

2.1       Termination of Prior Agreement

The Parties hereby agree to terminate the Product Supply Agreement between the Parties dated December 21, 1999, effective immediately.  However, nothing in this Agreement shall affect the Asset Purchase Agreement dated December 17, 1999 between the Parties.

2.2       Term

This Agreement is valid from January 1, 2005 and will remain in effect until December 31, 2010 (the “Initial Term”) unless earlier terminated in accordance with Article 2.3.

The parties agree to meet not later than June 30, 2008 to discuss an extension of this Agreement.

2.3       Termination of Agreement

In addition to any right to terminate this Agreement elsewhere provided herein, either party has the right to terminate the Agreement with immediate effect in the following cases:

•      If the other Party becomes insolvent, or enters into any arrangements or composition with creditors.

•      If the other Party commits a material breach of any of the provisions in the Agreement and the breach is not remedied within 90 (ninety) days after written notice has been given.

2.4       Effect of Termination

Neither Party shall have any further obligation to the other, except for the obligations that by their own terms are to be performed after the termination of this Agreement, and any obligations or liabilities arising prior to, or in connection with, such termination, including the right to damages for breach, Supplier’s obligation to fulfil any orders for Product placed by Purchaser prior to such termination and Purchaser’s obligation to pay any unpaid invoices issued or to be issued by Supplier with respect to orders placed by Purchaser prior to such termination.

Upon termination, Buyer shall be obligated to purchase from Seller any remaining inventory of Product, work in process and/or raw materials manufactured or purchased by Seller based on forecasts provided by Buyer.

Purchase of such remaining inventories shall be, in the case of Product, at the price then in effect under the Agreement; in the case of work in process, at a price prorated based on the percentage completion of the work in process; or, in the case of raw materials, at the prices paid by Organichem to its suppliers plus * percent.

2.5  Survival

The obligations of the Parties under Articles 10 and 12 hereof shall survive the termination of the Agreement.

3                 PRODUCTS AND PRICES

3.1  Specifications

Product shall be produced in accordance with product specifications approved by the Buyer and attached hereto as Exhibit A.

3.2  Production Site

Producer of the Product in this Agreement shall be Organichem Corporation, 33 Riverside Avenue, Rensselaer, NY 12144, USA.  The production site may not be changed without prior written consent of Buyer which consent shall be entirely Buyer’s decision.

3.3  Prices and Quantities

The agreed prices and anticipated quantities in the Agreement period are:

Year	2005	2006	2007	2008	2009	2010
Vol. (MT)	*	*	*	*	*	*
Price ($US/Kg)	*	*	*	*	*	*

The aforementioned prices shall remain in effect unless the volume of Product sold in any calendar year varies by greater than * percent from the quantities shown in the table above. For quantities of Product purchased above the * percent threshold amount only, the prices shall be adjusted as follows:

% of Forecast Volume	Discount from Base Price (%)
*	*
*	*
*	*

For example:  In 2006, if Amersham purchases *, the price for Product would be:    First *

Next    * MT *

Next    * MT *

Next    * MT *

For volumes less than * percent of those shown in the table above, the Parties shall negotiate in good faith a mutually acceptable price for such volumes.  In the event that the Parties cannot agree to an amended price for such lower volumes, the price shown in the table shall remain in effect until such time that a new price is mutually agreed upon by the Parties.

3.3.1                   Buyer’s Obligation to Purchase

The quantities shown in the table above are a good faith estimate of Buyer’s purchases from Seller for the term of the Agreement.  In order to accommodate potential fluctuations in Buyer’s total annual requirement for Product, the parties agree to the following:

1)  Declining Demand:  Buyer hereby agrees that it shall purchase * percent of Buyer’s total annual requirement for Product during each calendar year of the Agreement or the amounts shown in the table shown in Section 3.3 above whichever is less.

2)  Increasing Demand:  Buyer shall be obliged to purchase from Seller a minimum of * percent of the difference between Buyer’s total annual demand and Buyer’s good faith forecast of its total annual demand as of the Effective Date up to a maximum of * percent of the amounts shown in Section 3.3 above.  Such good faith forecast shall be prepared and sealed (the “Sealed Forecast”) and provided to the independent audit firm mutually agreed upon by the Parties and operating in accordance with the procedures described in Section 3.3.2 below.

3)  Demand Above 120% of the Volumes in Section 3.3:  Buyer shall have the obligation to solicit from Seller and Seller shall have the right to submit a bid for any quantities Buyer purchases above one hundred twenty (120) percent of the quantities shown in Section 3.3 but Buyer shall be under no obligation to accept such bid.

3.3.2                         Independent Audit

The Parties may select an independent external audit firm to assist the Seller in verifying Buyer’s compliance with its minimum purchase obligations hereunder.    Such audit firm must be acceptable to both parties and shall be a recognized major audit firm. The independent auditor shall be bound by the terms of a confidentiality agreement between itself and Buyer.  In any of the above circumstances, Seller shall have the right, upon prior written notice, to verify Buyer’s total annual demand for Product by means of an audit of Buyer’s records.  Under any circumstance, the independent audit firm shall disclose to Seller only whether Seller’s share of Buyer’s total annual requirement and Buyer’s total purchases of Product from Seller are consistent with the terms of this Agreement and, in the case that Buyer is not in compliance with its minimum purchase obligations, the extent to which it is non-compliant.  The cost of such audit shall be borne by Seller unless it is determined as a result of such audit that Buyer has failed to materially comply with its obligations hereunder.

3.3.3                Seller’s Obligation to Manufacture

Seller shall be required to manufacture up to * percent of the quantities shown in Section 3.3 or Buyer’s subsequent good faith forecasts provided that such forecasts are delivered to Seller in accordance with the provisions of Section 6.1.  Notwithstanding the requirements of this Section 3.3.3, Seller shall make commercially reasonable efforts to accommodate Buyer’s requests for Product greater than * percent of Buyer’s forecast.  In the event that Seller is unable to supply Product in accordance with Buyer’s forecasts, Buyer shall be relieved of its obligation to purchase as set forth in Section 3.3.1 only to the extent that is required to meet Buyer’s needs in the current calendar year for Product that cannot be supplied by Seller.

3.4       Inflation Adjustment

The prices shown in the table in Section 3.3 shall be adjusted for inflation only in the event that the Consumer Price Index for Urban Consumer (“CPI”) issued by the Bureau of Labor Statistics, U.S. Department of Labor increases or decreases by more than four (4) percent for the most recent twelve (12) month period ended prior to the period for which pricing is being determined for which such index is available.  If such index is not available, a comparable index shall be mutually agreed upon by the Parties.  In the event that the price for Product is adjusted, such adjustment shall remain in effect for all subsequent years under the Agreement.  All prices are exclusive of all import duties and taxes including VAT.

4                 DELIVERY TERMS

4.1       Delivery of Products

The Products shall be delivered DDU (Incoterms 2000)  Kristiansand Norway by common carrier specified by Supplier and reasonably satisfactory to Buyer.  Any risk of damage to or loss or delay of Products shall pass to Buyer upon their delivery to the aforementioned DDU point.  Supplier shall be responsible for obtaining all export licenses, permits and approvals as may be required to export Product into Norway.

4.2       Rejections

BUYER HEREBY OBJECTS TO AND REJECTS THE PROVISIONS OF ANY ACKNOWLEDGMENT, ORDER ACCEPTANCE OR INVOICE WHICH IS INCONSISTENT WITH OR IN ADDITION TO THE PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL BE THE COMPLETE AND EXCLUSIVE

CONTRACT BETWEEN THE PARTIES WITH RESPECT TO THE PRODUCTS AND MAY BE MODIFIED ONLY IN WRITING SIGNED BY THE PARTIES AUTHORIZED REPRESENTATIVE.  NO PRIOR PROPOSALS, QUOTATIONS, STATEMENTS, FORECASTS, COURSE OF DEALING OR USAGE OF TRADE WILL BE PART OF THE CONTRACT BETWEEN THE PARTIES.

4.3       Inspection and Rejection

Products are subject to Buyer’s right of inspection and rejection.  Buyer’s making of any payment to Seller does not constitute Buyer’s acceptance of Products and Buyer reserves Buyer’s rights with respect to defects in Products.  Seller agrees to provide and maintain inspection and process control systems acceptable to Buyer with respect to the manufacture of Products, and Seller agrees to keep and make available complete records of all of Seller’s inspection work and process control work for the life of the Products as defined by the Buyer.  Buyer may inspect the Products at any place of manufacture during production without waiving Buyer’s right subsequently to reject or revoke acceptance for undiscovered or latent defects.  Seller agrees to furnish, at Seller’s expense, facilities and assistance reasonably necessary to ensure the safety and convenience of Buyer’s personnel.  Buyer’s failure to inspect and accept or reject Products will not relieve Seller from any of Seller’s obligations.  If any Products are found at any time not to conform with the requirements of the Agreement (or any applicable samples, drawings or specifications), or to be defective in design, material or workmanship, Buyer may, at Buyer’s option and Seller’s expense, require Seller to inspect the Products, and remove, and replace non-conforming Products with conforming Products.  If Seller fails to do so on a timely basis, Buyer may elect to take one or more of those actions and charge Seller for all such costs.  These rights are in addition to any other rights that Buyer may have under the Agreement or applicable law.

4.4       Quality Assurance

Seller shall apply, maintain and document a quality system that complies with ISO or a comparable standard for guaranteeing that the Products comply with the agreed quality.  The product shall be produced and tested in accordance with the Quality Agreement (Exhibit B).

5                 TERMS OF PAYMENT

The terms of payment are 30 days net after delivery to Kristiansand, Norway.

6                 FORECASTS AND INVENTORY

6.1       Forecasts

Buyer shall provide to Seller a non-binding annual forecast of its expected purchases of Product from Seller to be issued on or before September 15th of each year under the Agreement.  Buyer shall update this forecast at the beginning of each calendar quarter with a forecast of its anticipated purchases of Product from Seller for the next twelve (12) months (Rolling Forecast).  Buyer shall submit a binding purchase order at least sixty (60) days in advance of any requested shipment date.

6.2       Safety Inventory

Seller shall maintain at its own expense an inventory of Product equal to at least one month supply (1/12 of a year’s volume) of Product based on purchases made by Buyer in the preceding calendar year. Upon termination of this Agreement, Buyer agrees to purchase any such safety inventory.

7                 PACKAGING

Product shall be packaged in accordance with the packaging specifications shown in Exhibit C.  In the event that Buyer changes the packaging specification, Buyer shall be responsible for any increase in cost associated with such change.  Any increase in cost associated with a change to the packaging specification shall be in addition to the prices specified in Section 3.

8                 TECHNICAL SUPPORT

Upon notification to Supplier that Buyer has received a complaint or inquiry regarding the safety or efficacy of Product, Supplier shall, upon request of Buyer and within a reasonable period, consistent with its own policies, supply Buyer with a chemical analysis of retained samples of any lot that is subject of such complaint or inquiry.  Supplier shall retain all records and samples with respect to the Product in accordance with its own record retention policies.

9                 MEETINGS AND REPORTING

9.1       Meetings

Seller and Buyer shall meet in person or by telephone conference at least once each year during the Term of the Agreement to review each Party’s performance hereunder.

9.2       Reporting

Communication with respect to significant events, such as change in ownership or technical production-related circumstances shall be conveyed as soon as possible. The Seller shall prepare annual reports (product, amount and value) on total amounts produced and delivered.  Such reports shall be delivered to Buyer by January 31 of each year of the Agreement.  All such required reports and communication shall be at a minimum conveyed to the following representatives:

Buyer:	Seller:
Purchasing Manager	General Manager
Amersham Health AS	Organichem Corporation
Lindesnes Plant	33 Riverside Avenue
Spangeried 4521	Rensselaer, NY 12144
Norway	USA

10          INDEMNIFICATION

10.1     Indemnification by Seller

Seller agrees to defend, indemnify and hold the Parties and Buyer’s customers harmless from and against any and all claims (including without limitation claims for infringement of intellectual property, breach of contract, death or injury to a person or injury to property, or other tort claims), liabilities, damages (whether direct or indirect, incidental or consequential) and expenses (including court costs and attorneys’ fees) arising out of or relating to the breach by Seller of any covenant, representation or warranty contained in this Agreement, or from any act or omission of Seller or Seller’s agents, employees or subcontractors.  Buyer will notify Seller of any such claim, suit or proceeding and will assist Seller (at Seller’s expense) in the defense of the same.

10.2     Indemnity by Buyer

Buyer will defend, indemnify and hold harmless Seller, each affiliate of Seller, and their respective officers, directors and employees against any Claim that may be brought, instituted or arise against or be incurred by Seller or any such affiliate, officer, director or employee (including without limitation product liability claims) to the extent such Claim is based on or arises out of the use or sale by Buyer of Product manufactured by Seller, including, without limitation, any investigation by a government agency or any claim for personal injury or property damage asserted by any user of such Product; provided, however, that Buyer does not indemnify and hold harmless Seller, each affiliate of Seller, and their respective officers, directors and employees from any Claim to the extent such Claim is based on or arises out of Seller’s negligence, breach of this Agreement, wilful misconduct in the manufacture, storage or shipment of the Product, or to the extent such Claim is subject to Seller’s obligation to indemnify Buyer pursuant to Section 10.1 hereof.

10.3     Assertion of Claims

Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Claim or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Sections 10.1 or 10.2.

11          WARRANTIES

Seller represents and warrants that the Products will:  (i) conform strictly to all express or implied specifications, drawings, plans, instructions, samples or other descriptions;  (ii) be fit and sufficient for the purpose(s) for which they were manufactured; and (iii) be free from defects in material and workmanship, whether latent or otherwise.  Seller represents and warrants that neither the Products nor use of the Products will infringe any patent, copyright, trade secret, trademark or other property right of a third party.    Seller represents and warrants that any service Seller may provide will be performed in a competent manner and be fit for any purpose for which Seller knows or has reasons to know Buyer or Buyer’s customers intend to use such service.  Seller agrees that these warranties:  (x) survive the inspection, acceptance and use of the Products by the Parties and Buyer’s customers; (y) are for the benefit of the Buyer and Buyer’s successors, and assigns; and (z) are in addition to any warranties and remedies to which Buyer may otherwise agree or which are provided by law.  Seller agrees to extend to Buyer (and to enforce) any warranties received from Seller’s suppliers.  Subject to the Quality Agreement, Seller warrants that all Product delivered under this Agreement shall conform to the release specifications at the time of delivery, and shall conform to the Specifications, that Seller shall employ cGMPs in the production of the Product; and that Seller shall comply with all other applicable statutes and regulations in the manufacturing of the Product at the time of production (including without limitation, those relating to the generation, storage, shipment and disposal of waste).

12          GENERAL PROVISIONS

12.1     Entire Agreement

This Agreement (including the Exhibits A, B and C) constitutes the entire agreement between the Parties with respect to the matters set forth herein.

12.2     Waivers

The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or conditions or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect.  No item or provision of this Agreement may be altered, amended or waived except by a writing signed by both Parties expressly referring to this Agreement.

12.3     Compliance

a) Seller represents, warrants, certifies and covenants that Seller’s performance under this Agreement will comply with all applicable national, European Union, state/provincial and local laws and regulations, including, without limitation, those prohibiting bribery or similar payments or practices, and those related to environmental protection, health and safety, and minority owned businesses, specifically including, 48 C.F.R. Sections 52.219-8 and 52.219-9.  Seller further represents, warrants, certifies and covenants that: (i) Seller and Seller’s suppliers will not use child, forced or prison labor, the labor of persons in violation of the minimum working age in the country of manufacture, or labor in violation of minimum wage, hour of service, or overtime laws in the country of manufacture or in any jurisdiction in which services are provided under this Agreement in connection with the manufacture and supply of Products (ii) Seller and Seller’s employees will not offer gifts, bribes, kickbacks, free travel or other cash or non-cash incentives to Buyer’s employees; (iii) Seller and Seller’s suppliers are in full compliance with the Immigration Reform Control Act of 1986, as amended, including compliance with the Immigration and Naturalization Services’ I-9 regulations,  and ( iv) Seller’s delivery of Products constitutes Seller’s certification that Seller has complied with all applicable requirements.

b) Seller further represents, warrants, certifies and covenants that Seller will take appropriate actions to provide a safe and healthy workplace and to protect local environmental quality in all of Seller’s activities.

c) Seller further represents, warrants, certifies and covenants that each chemical substance constituting or contained in goods sold or otherwise transferred to Buyer hereunder is on the list of chemical substances compiled and published by (a) the Administrator of the Environmental Protection Agency pursuant to: the Toxic Substances Control Act (15 USC Section 2601 et seq.) as amended; or (b) the European Inventory of Existing Commercial Chemical Substances (EINECS) or the

d) European List of Notified Chemical Substances (ELINCS); or (c) any equivalent lists in any other jurisdictions to which Buyer informs Seller the goods will likely be shipped.

e) Seller further represents, warrants, certifies and covenants that none of the goods supplied under this Agreement contains any: (a) lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls (PBB), polybrominated diphenyl ethers (PBDE) or any other hazardous substances the use of which is restricted under EU Directive 2002/95/EC (27 January 2003)(RoHS Directive), as amended (b) arsenic, asbestos, benzene, polychlorinated biphenyls (PCBs), or carbon tetrachloride (c) any chemical restricted under the Montreal Protocol on ozone-depleting substances; or (d) any other chemical the use of which is restricted in any other jurisdictions to which Buyer informs Seller the goods are likely to be shipped; unless Buyer expressly agrees otherwise in writing as an addendum to this Agreement.

f) Unless exempt, Seller will comply with the equal opportunity clause in 41 CFR 60-1.4; the affirmative action clause regarding disabled veterans and veterans of the Vietnam Era in 41 CFR 60-250.4; the affirmative action clause regarding handicapped workers in 41 CFR 60-741.4; any other provisions required by the Office of Federal Contract Compliance Programs as set forth in 41 CFR Chapter 60 the clauses relating to small businesses, small disadvantaged businesses and women-owned small businesses in 48 CFR 52.219-9 and 52.219-13; Executive Order 11141 concerning age discrimination; and any other applicable Executive Orders.  Executive Order 13201 Compliance: Seller also agrees to comply with the provisions of 29 CFR part 470.

g) If any goods or other materials sold or otherwise transferred to the Parties hereunder contain hazardous materials, Seller shall provide all relevant information required pursuant to applicable requirements, such as the:  (a) Occupational Safety and Health Act (OSHA) regulations 29 CFR 1910.1200, including a completed Material Safety Data Sheet (OSHA Form 20) and mandated labeling information; or (b) similar EU MSDS/labeling requirements; or (c) any similar requirements in any other jurisdictions to which Buyer informs Seller the goods are likely to be shipped.

h) As applicable and without limiting the generality of the foregoing, Seller represents, warrants, certifies and covenants that the Products and their manufacture will comply with all applicable drug and medical device laws and regulations, including regulations promulgated by the Food and Drug Administration (“FDA”), the Nuclear Regulatory Commission (“NRC”), the good manufacturing practices as set forth in 21 CFR Part 820, and any other relevant state and federal laws.

i) Seller further represents, warrants, certifies and covenants that Seller has established an effective program to ensure that the activities of any suppliers Seller utilizes to provide any goods or services that will be incorporated into the goods supplied under this

Agreement will be conducted in conformance with the above-stated warranties and representations.

j) From time to time, at Buyer’s request, Seller shall provide certificates to the Parties relating to any applicable legal requirements or to update any of the representations, warranties, certifications or covenants contained in this Agreement, such certificates to be in form and substance satisfactory to the Parties.

13          CRISES MANAGMENT

13.1     Communications

Seller must maintain the ability to contact the Parties on a 24 hour a day, 7 day a week basis in order to communicate and manage crisis situations that threaten to or interrupt the Supply Chain.  Likewise, Seller must be available if Buyer wishes to contact Seller on a 24/7 basis.  Means of communication may include, but are not limited to, phone, mobile phone or pager and interaction via email and the Internet.

13.2     Business Contingency Plan (“BCP”)

At Buyer’s request, Seller must share with the Parties a BCP that includes Seller’s plan for 24/7 communication with the Parties.  The BCP will also include basic information on Seller’s upstream Supply Chain.  For instance, this information will include who Seller Tier 1 and Tier 2 suppliers are, where they are located and the means of transportation for this Supply Chain.

14          OTHER TERMS

14.1     Buyer’s Property

All materials, technology, secrets or other proprietary information, and all intellectual property rights in the foregoing, which Buyer furnishes to Seller, or which is developed or acquired at Buyer’s expense in the performance of work hereunder, shall be Buyer’s property.  Seller hereby assigns and agrees to assign to the Parties, and to cause Seller’s employees to assign to the Parties, in each case without additional compensation, all such property.

14.2     Seller’s Information

Unless expressly agreed in writing to the contrary, any knowledge or information which Seller discloses to the Parties will not be considered confidential or proprietary information, and Buyer may use it free from any restrictions.  Seller acknowledges that Buyer will use and rely upon information Seller furnishes to the Parties and that Seller will indemnify and hold the Parties harmless from any and all costs and damages suffered by the Parties as a result of any inaccuracies in such information.

14.3     Buyer’s Information

Seller agrees to keep confidential any materials or information furnished by the Parties to Seller.  Seller will not disclose or use, directly or indirectly, such materials or information for any purpose other than the purposes of this Agreement.  Seller will return to the Parties, at Seller’s expense, all such materials and information upon completion of work, termination of this Agreement or Buyer’s request.

14.4     Import/Export Compliance

Seller represents and warrants that Seller will comply with all applicable export laws, regulations and rules administered by the United States Customs Service, the Bureau of Industry and Security, and the FDA, as well as all other applicable federal, state or local laws, regulations, or requirements of the United States and any other nation.  Seller will also obtain all applicable permits and licenses necessary to perform Seller’s obligations under this Agreement, and upon Buyer’s request, Seller will provide the Parties with copies of such permits and licenses.   Where Products contain the Parties’ components, Seller will also provide the Parties with details of the U.S. content value as a percentage of the Product price upon Buyer’s request.  Additionally, Seller will provide ECCN and Harmonized Tariff numbers assigned to Seller’s Products upon request.

14.5     Country of Origin

At Buyer’s request, Seller will state the country of origin on products, packaging or Seller invoices, and provide acceptable documentation establishing the country of origin, including without limitation, certifications of origin for Products subject to the NAFTA preferential duty provisions.

14.6     Customs-Trade Partnership Against Terrorism

Seller agrees that Seller will review the requirements of the Customs-Trade Partnership Against Terrorism (“C-TPAT”) for Warehouses and Manufacturers, Licensed Customs

Brokers, Air Carriers, Sea Carriers, Air Freight Consolidators, Ocean Transportation Intermediaries and NVOCC’s, and Rail Carriers, as applicable, and that within ninety (90) days Seller will develop and implement a plan to enhance security procedures (“Security Improvement Plan”) in accordance with the recommendations of the United States Customs Service, as outlined in http://www.customs.gov/xp/cgov/import/commercial_enforcement/ctpat/, including such modifications as may on occasion be prescribed by the United States Customs Service or by the Parties.  Seller agrees that Seller will make reasonable efforts to become a member of C-TPAT in a timely manner if Seller is eligible to do so.

Within ninety (90) days after the execution of the Agreement, Seller shall:

(a) certify to the Parties in writing that Seller has completed Seller’s written Security Improvement Plan and that Seller has put these procedures into place;

(b) upon Buyer’s request, provide a written copy of the Security Improvement Plan;

(c) maintain in a single location all manuals, reports and other records related to the Security Improvement Plan;

(d) identify an individual contact (name, title, location and e-mail/telephone/fax numbers) responsible for Seller’s facility, personnel, and shipment security measures; and

(e) inform the Parties of Seller’s C-TPAT membership status and Seller’s anticipated schedule for participation in C-TPAT.

Where Seller does not exercise control of manufacturing or transportation of goods destined for delivery to the Parties or Buyer’s customers in the United States, Seller agrees to communicate C-TPAT security recommendations to Seller’s suppliers and transportation providers and to condition Seller’s relationship to those entities on their implementation of such recommendations.

Upon advance notice by the Parties to Seller and during Seller’s normal business hours, Seller shall make Seller’s facility available for inspection by Buyer’s representatives for the purpose of reviewing Seller’s compliance with the security recommendations of the United States Customs Service and with Seller’s written Security Improvement Plan.  Each party shall bear its own costs in relation to such inspection and review.  All other costs associated with development and implementation of Seller’s Security Improvement Plan and C-TPAT membership will be borne by Seller.

14.7     Health and Safety

Seller’s employees, agents and representatives visiting any of Buyer’s sites shall be subject to such safety and security regulations as may be in force on that site.   Seller shall ensure that all information held by or reasonably available to Seller regarding any potential hazards known or believed to exist in the transport, handling or use of the Products and/or performance of the services shall be received by the Parties in writing prior to delivery of the Products and/or performance of the services.  Seller is responsible where relevant for ensuring that tank containers and other transport equipment are carefully cleaned before filling or loading.

14.8     Audit Rights

At Buyer’s request, Seller will allow the Parties to audit and to copy, if applicable, at Seller’s expense, any documents Seller has relating to the performance of Seller’s obligations under this Agreement or other applicable legal requirements.  Additionally, at Buyer’s request, Seller will allow the Parties reasonable access to the sites where the work under this Agreement is being performed in order to assess (1) work quality, (2) conformance to Buyer’s specifications, and (3) conformance with Seller’s representations, warranties, certifications and covenants under this Agreement.

14.9     Intellectual Property

No rights are granted to Seller under any of Buyer’s patents, copyrights, trade secrets or other property rights except as may be expressly agreed to by the Parties.  Seller will not use or incorporate into Products any intellectual property of others without their written permission.

14.10                  Publicity

Seller may not, without Buyer’s prior written consent, advertise or publish the fact that Buyer has contracted to purchase goods or services from Seller, disclose information relating to this Agreement, or use Buyer’s name or trademarks, or the names or trademarks of any of Buyer’s affiliates or customers.  Disclosure of the other Party’s Information shall not be prohibited if prior notice is given to the other Party and such disclosure is:  (a) compelled pursuant to a legal proceeding or (b) otherwise required by law.

14.11                  Insurance

Seller agrees to maintain such public liability insurance (including without limitation workers compensation, employer’s liability, comprehensive general liability, product liability and property damage insurance) as will adequately protect the Parties in the event of any liability arising under this Agreement and, upon Buyer’s request, Seller will provide the Parties with evidence of such insurance.

14.12                  Dispute Resolution

Any dispute, controversy or claim relating to this Agreement (a “Dispute”) will be resolved first through good faith negotiations between the Parties.  If the parties are unable to resolve the Dispute, either party may submit the Dispute for resolution by mediation pursuant to the Center for Public Resources Model Procedure for Mediation of Business Disputes as then in effect.  The mediation shall be conducted in New York City.  Mediation will continue for at least thirty (30) days unless the mediator chooses to withdraw sooner.  At the request of either party, the mediator will be asked to provide an evaluation of the Dispute and the parties’ relative positions.  Each party shall bear its own costs of mediation effort.  If the Dispute cannot be resolved through mediation, either party may commence an action to resolve the Dispute in the Commercial Division of the New York State court in New York City, it being agreed that the parties submit to the jurisdiction of that court.  THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

14.13                  Governing Law

The parties expressly acknowledge that the laws of the state of New York, except its conflict of law rules, will govern the relationship between the parties.

14.14                  Limitation of Damages

IN NO EVENT WILL BUYER BE LIABLE TO SELLER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO LOST PROFITS AND LOST BUSINESS), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT, AND WHETHER OR NOT BUYER HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.15                  Remedies

The rights and remedies herein are cumulative and in addition to all other rights and remedies available at law or in equity.

14.16                  Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.17                  Relationship

Supplier is an independent contractor engaged by Buyer for the provision of the Products.  Nothing in this Agreement shall constitute Seller as an employee, agent or general representative of Buyer.  This Agreement shall not constitute either Party as the legal representative or agent of the other, nor shall either Party act as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against, or in the name of or on behalf of, the other Party.

14.18                  Publicity

Neither Party shall use the other’s name to refer to it directly or indirectly in an advertisement, news release or release to any professional or trade publication without approval from such Party for such use or release which approval shall not be unreasonably withheld.

14.19                  Severability

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, except in cases where such unenforceable provision is a basic prerequisite for any Party or both Parties to enter into this Agreement.

14.20                  Assignment

Neither Party may assign its rights and obligations under this Agreement to any third party except with the prior written consent of the other Party; provided, that Buyer may assign its rights and obligations pursuant to this Agreement to any person who by merger, operation of law, asset purchase or otherwise, acquires Buyer’s imaging business and agrees in writing with Seller to assume all Buyer’s obligations under, and to be bound by, this Agreement;  and provided further that either Party may assign its rights and obligations hereunder to any of its affiliates upon thirty (30) days prior written notice to the other Party, provided that the assigning Party shall remain jointly and severally liable with such affiliates for the performance of its obligation hereunder.  For purposes hereof, an “assignment” shall include any transaction or series of related transactions (including, without limitation, any merger, sale of stock or other similar transaction) whereby the shareholder of a party immediately prior to such transaction owns 50% or less of the voting capital stock of such party (or any resultant or successor party) immediately after such transaction or series of related transactions.

14.21                  Headings

The headings of the articles and paragraphs used in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

14.22                  Force Majeure

If either of the Parties is impeded in fulfilling its undertakings in accordance with this Agreement by forces beyond such Party’s reasonable control, such as, but not limited to, plant wide labour conflict, lightning striking, acts of God, fire, war, mobilization or unforeseen military call-up of a large magnitude, requisition, confiscation, commandeering, public decrees, riots, insurrections, general shortage of transport, goods or energy and faults or delays in deliveries from sub-contractors or suppliers caused by any circumstances referred to in this Article 14.22, the impediment shall be considered a Force Majeure and the Party shall be exempted from liability for delays due to such reasons, provided always that it notifies the other Party thereof without undue delay after such circumstances have occurred.  Upon such notification, the Parties shall agree upon a reasonable extension of the delivery time, not to exceed the period of Force Majeure provided for herein.  Such other Party shall have the right to make alternative arrangements during the term of the Force Majeure, and after three (3) months, shall have the right to terminate the Agreement.

14.23                  Currency

The term “Dollars” or ($) shall refer to the Currency of the United States of America.

15               SIGNATURE AND APPROVAL

This Agreement has been issued in two (2) copies, of which Buyer and Seller each keep one copy.

AMERSHAM HEALTH AS		ORGANICHEM CORPORATION

By	/s/ Olaf Stalsberg	By	/s/ Thomas E. D’Ambra, Ph.D.

Title	Vice President	Title	Chief Executive Officer

EXHIBIT A

AMINOBISAMIDE HCl SPECIFICATIONS

HPLC Analysis
Assay	*
Mixed amide	*
Nitrobisamide	*
Thin Layer Chromatography
Identification A	*
Estimated Total Inhomogeneity	*
Color of Solution	*
*
*
Loss on Drying*	*
Identification B	*
Assay	*
Extraneous Material**	*

*Not to be performed on “Heel”

**Test not to be routinely performed

EXHIBIT B

QUALITY AGREEMENT

To Follow

EXHIBIT C

AMINOBISAMIDE PACKAGING SPECIFICATIONS

Unit of Issue	At least one bag from each batch must contain 720.50 Kilograms &/or 687.5 Kilograms depending on customer requirements.

Outer Container	White Polypropylene Coated Bag, 40 x 41 x 47” #32000449

Outer Container Closure	One Pull-tight Security Seal #32000778; Tie Cord Bag Closure

Liner	Not Applicable

Liner Closure	Not Applicable

Labeling	Intermediate

Caution Labelling	Aminobisamide with English & Norwegian Text

Recommended Storage	Warehouse Ambient